                                                                    EXHIBIT 12.1


                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                  Nine Months Ended September 30,
                                                                       2002           2001
                                                                  -------------   ---------------
                                                                 (Thousands, except ratio amounts)
(Loss) income before income taxes, extraordinary items
   and cumulative effects of accounting changes ................     $(132,452)     $  13,396

Undistributed income of less than 50% owned equity investees ...            --           (948)
Minority interest in income of majority owned subsidiaries
   with fixed charges ..........................................           647         (1,813)
Add fixed charges as adjusted (from below) .....................       139,442        187,568
                                                                     ---------      ---------
                                                                     $   7,637      $ 198,203
                                                                     ---------      ---------

Fixed charges:
Interest expense:
     Corporate .................................................     $ 118,133      $ 159,849
     Amortization of debt costs ................................         4,880          4,541
1/3 of rental expense ..........................................        16,429         23,178
                                                                     ---------      ---------
Fixed charges ..................................................       139,442        187,568
Less: Capitalized interest .....................................            --             --
                                                                     ---------      ---------
Fixed charges as adjusted ......................................     $ 139,442      $ 187,568
                                                                     =========      =========

Ratio (earnings divided by fixed charges) ......................           (A)           1.06
                                                                     =========      =========

(A) Due to the loss in the nine months ended September 30, 2002 the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income before income taxes extraordinary items and cumulative effects of accounting changes of $131,805 for the nine months ended September 30, 2002.

Excluding impairment losses and other operating expenses, the ratio of earnings to fixed charges would have been 1.95 and 1.36 for the nine months ended September 30, 2002 and 2001, respectively.